[Letterhead of KTR Real Estate Advisors LLC]
July 27, 2011
NPI Equity Investments, Inc., as
Managing General Partner of National Property Investors 4
55 Beattie Place, PO Box 1089
Greenville, South Carolina 29602

Re:	Appraisal of Village of Pennbrook Apartments (Levittown, Pennsylvania), dated June 8, 2011.
Ladies and Gentlemen:
     We hereby consent to the filing with the Securities and Exchange Commission (the “SEC”) of our appraisal reports, in their entirety, referenced above (the “Appraisal Reports”) with the Registration Statement on Form S-4 (the “Registration Statement”) filed by AIMCO Properties, L.P. and its affiliates (“Aimco”) and the Transaction Statement on Schedule 13E-3 filed by Aimco. We also consent to (i) the distribution of copies of the Appraisal Reports, in their entirety, to the limited partners of National Property Investors 4 (“NPI 4”) upon their request in connection with the transactions involving NPI 4, as described in the Registration Statement (the “Transactions”), and (ii) the reference to our firm and the description of the Appraisal Reports in the Registration Statement, including any amendments or supplements thereto, that may be filed with the SEC. We further acknowledge that the Appraisal Reports, in their entirety, will be generally available to the public through the filings with the SEC.

KTR REAL ESTATE ADVISORS LLC

By: Name:	/s/ Thomas J. Tener Thomas J. Tener
Title:	Managing Member